File No. 333-128356

                               U.S.$15,000,000,000
                      GENERAL MOTORS ACCEPTANCE CORPORATION
                                 SMARTNOTES(SM)
             DUE FROM NINE MONTHS TO THIRTY YEARS FROM DATE OF ISSUE

Unless otherwise specified in an applicable pricing supplement, the SmartNotes will not be listed on any securities exchange, and there can be no assurance that the SmartNotes offered will be sold or that there will be a secondary market for the SmartNotes.

The Agents have advised us that they may from time to time purchase and sell SmartNotes in the secondary market, but the Agents are not obligated to do so. No termination date for the offering of the SmartNotes has been established.

Pricing Supplement No. 1                            Trade Date:     11/03/2005
(To Prospectus dated October 7, 2005)               Issue Date:     11/08/2005

The date of this Pricing Supplement is November 3, 2005

CUSIP             Stated
or                Interest                   Price to     Selling
Common Code       Rate          Maturity     Public (1)   Concession
-----------       --------      --------     --------     -----------
3704A 0L75        6.300%        05/15/2007   100%         0.1250%
3704A 0L83        6.750%        11/15/2007   100%         0.3000%
3704A 0L91        7.000%        11/15/2008   100%         0.4500%
3704A 0M25        7.500%        11/15/2010   100%         0.7500%

Payment           Survivor's    Subject to Redemption
Frequency         Option        Yes/No       Date and terms of redemption
---------         ----------    -----------------------------------------
Monthly           Yes           No
Semi-Annual       Yes           No
Quarterly         Yes           No
Semi-Annual       Yes           No

(1) Actual Price to Public may be less, and will be determined by prevailing market prices at the time of purchase as set forth in the confirmation sheet.

                            Per Note             Total
                            --------             -----

Public Offering Price ..... 100.00%, unless
                            otherwise specified
                            in an applicable
                            Pricing Supplement   $15,000,000,000

Agents' Discounts
and Concessions ........... .20%-2.50%           $30,000,000-$375,000,000

Proceeds, before
expenses, to General
Motors Acceptance
Corporation ............... 97.50%-99.80%        $14,625,000,000-$14,970,000,000

(SM) Service Mark of General Motors Acceptance Corporation

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               __________________

LASALLE FINANCIAL SERVICES, INC.
        BANC OF AMERICA SECURITIES LLC
                CITIGROUP
                        MERRILL LYNCH & CO.
                                 MORGAN STANLEY
                                        RBC DAIN RAUSCHER INC.
                                                 UBS FINANCIAL SERVICES INC.
                                                         WACHOVIA SECURITIES LLC

                                 October 7, 2005